Filed Pursuant to Rule 433

Dated April 30, 2013

Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Trade Date:	April 30, 2013

Settlement Date (Original Issue Date):	May 3, 2013

Maturity Date:	January 9, 2023

Principal Amount:	US $200,000,000

Price to Public (Issue Price):	101.438%

Agents Commission:	0.425%

All-in Price:	101.013%

Accrued Interest:	$1,980,555.56

Net Proceeds to Issuer:	US $204,006,555.56

Treasury Benchmark:	2.00% due February 15, 2023

Treasury Yield:	1.648%

Spread to Treasury Benchmark:	Plus 1.28%

Reoffer Yield:	2.928%

Interest Rate Per Annum:	3.100%

Interest Payment Dates:	Semi-annually on the 9th day of each January and July, commencing July 9, 2013 and ending on the Maturity Date

Method of Settlement:	Depository Trust Company

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Filed Pursuant to Rule 433

Dated April 30, 2013

Registration Statement No. 333-178262

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Call Notice Period:	None

Put Dates (if any):	None

Put Notice Period:	None

CUSIP:	36962G6S8

ISIN:	US36962G6S82

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at

101.438% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution	Commitment

U.S. Bancorp Investments, Inc.	$200,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the

Securities Act of 1933, as amended.

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issue of US $2,000,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due January 9, 2023 as described in the Issuer’s pricing supplement number 5782 dated January 3, 2013.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT

SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling U.S. Bancorp Investments, Inc. at 877-558-2607.